Exhibit 4.3
DEED OF ADHERENCE
THIS DEED is made as of 11 December 2007.
BY ONCLAVE PTC LIMITED, TRUSTEE OF ANIL AGARWAL DISCRETIONARY TRUST, a private Trust incorporated under the laws of the Bahamas and having its registered office at Loyalist Plaza, Don Mackay Boulevard, Marsh Harbour, Abaco, Bahamas (the Covenantor); and
VEDANTA RESOURCES PLC, a public limited company (registered number 04740415) incorporated under the laws of England whose registered office is at Hill House, 1 Little New Street, London, EC4A 3TR, United Kingdom, (Vedanta);
VOLCAN INVESTMENTS LIMITED, a company incorporated under the laws of Bahamas whose registered office is at Loyalist Plaza, Don Mackay Boulevard, Marsh Harbour, Abaco, Bahamas (Volcan);
ANIL AGARWAL of 42 Hill Street, London, W1J 5NU, United Kingdom (Mr. Agarwal) (together the Parties)
WHEREAS:
(A)	On 5 December 2003 Vedanta, Volcan, Mr. Agarwal and the Volcan Shareholders entered into a Relationship Agreement to regulate the relationship between Vedanta and the other parties thereto and to ensure that Vedanta complies with the Listing Rules.

(B)	The Covenantor wishes to become a party to the Relationship Agreement and wishes to amend the Relationship Agreement with the effect that the Covenantor becomes a party thereto and as such assumes the rights and obligations of a Volcan Shareholder under the Relationship Agreement.

(C)	Vedanta, Volcan, Mr. Agarwal and the Volcan Shareholders consent to the covenanters becoming a party to the Relationship Agreement and assuming the rights and obligations of a Volcan Shareholder under the Relationship Agreement.
NOW THIS DEED WITNESSES as follows:
Interpretation
1.	Words and expressions defined in the Relationship Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

Adherence
2.	The Covenantor hereby covenants to and undertakes with each of the Parties and with each such other person who may from time to time expressly adhere to the Relationship Agreement (by way of execution of a deed or by way of novation) to be bound by and comply in all respects with the Relationship Agreement, and to assume the benefits of the Relationship Agreement, as if the Covenantor had executed the Relationship Agreement and was named as an original party thereto.
Rights Several
3.	The Rights of Vedanta and the other Parties under this Deed shall be in all respects several and the failure of any one or more of them to perform obligations under the Relationship Agreement shall in no way affect the rights of the others under or in connection with this Deed. It shall not be necessary for any Party to be joined as an additional party in any proceedings to protect or enforce its rights and interests under this Deed.
Invalidity
4.	If any provision of this Deed becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
Contracts (Rights of Third Parties) Act 1999
5.	No person who is not a Party shall have the right to enforce any of its terms pursuant to the Contracts (Rights of Third Parties) Act 1999.
Agent for Service of Process
6.	The Covenantor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed. Such agent shall be John Kolada / David Glennie of Blake, Cassels & Graydon LLP, 10 Lloyd’s Avenue, 7th Floor, London, EC3N 3AX United Kingdom and any writ, judgment or other notice of legal process shall be sufficiently served on the Covenantor if delivered to such agent at its address for the time being. The Covenantor, irrevocably undertakes not to revoke the authority of the above agent and if, for any reason, Vedanta requests the Covenantor to do so, the Covenantor shall promptly appoint another such agent with an address in England and so advise Vedanta. If following such a request, the Covenantor fails to appoint another agent, Vedanta shall be entitled to appoint one on behalf of the Covenantor at the expense of the Covenantor.
Notices
7.	For the purpose of the Relationship Agreement, The Covenantor address for notices shall be as follows:

Address: Onclave PTC Limited, Loyalist Plaza, Don Mackay Boulevard, Marsh Harbour, Abaco, Bahamas

Fax No. +1 242 367 2568
Addressed for the personal attention of: Mr. Isaac Collie
Counterparts
8.	This Deed may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single document.
Submission to Jurisdiction
9.	The Courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise in connection with this Deed.
Governing Law
10.	This Deed shall be governed by and construed in accordance with English law.

Executed as a Deed by ONCLAVE PTC LIMITED, TRUSTEE OF ANIL AGARWAL DISCRETIONARY TRUST acting by a Director and a Secretary	) ) ) )	/s/ Ellison Issac Collie /s/ Lawrence Collie

Executed as a Deed by VEDANTA RESOURCES PLC acting by two Directors	) ) )	/s/ Shailendra Kumar Tamotia /s/ Kuldip Kumar Kaura

Executed as a Deed by VOLCAN INVESTMENTS LIMITED acting by two Directors	) ) )	/s/ Ellison Issac Collie /s/ (signed)

Executed as a Deed by ANIL AGARWAL	) )	/s/ Anil Agarwal

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